Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029 Brenda A. Blake, ext. 3202	October 12, 2011

UGI Announces Changes to Executive Management Team at Antargaz

VALLEY FORGE, Pa., October 12 — UGI Corporation (NYSE: UGI) today announced that François Varagne has resigned as chairman and chief executive officer of Antargaz, UGI’s French propane distribution business. UGI also announced that Eric Naddeo has been elected Director General of Antargaz effective today. Mr. Naddeo, 49, joined Antargaz in 1990 and has served the company in various operating roles, including Regional Manager, Logistics and Industrial Department Director, and most recently as Deputy Managing Director. Mr. Naddeo holds an Engineering degree from Ecole Nationale Superieure d’Arts et Métiers.

Lon R. Greenberg, chairman and chief executive officer of UGI said, “We thank François for his contributions to Antargaz. Under his leadership, Antargaz not only performed well, but also introduced a number of innovations to the French propane market. François also developed an exceptional management team and we are confident that Eric and his team will continue the tradition of excellent performance at Antargaz.”

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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